Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Waddell & Reed Financial, Inc.:

We consent to incorporation by reference in the Registration Statements on Form S-8 (No. 333-47567 and No. 333-69897) of Waddell & Reed Financial, Inc. of our audit report, dated May 28, 2004, relating to the statements of net assets available for benefits of Waddell & Reed Financial, Inc. 401(k) & Thrift Plan as of December 31, 2003 and 2002, and the related statements of changes in net assets available for benefits for the years then ended and the related supplemental schedule, which report is included herein.

/s/ KPMG LLP

Kansas City, Missouri
August 27, 2004